                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


                                UNC INCORPORATED
        ----------------------------------------------------------------
                                (Name of issuer)


                     Common Stock, par value $0.20 per share
        ----------------------------------------------------------------
                         (Title of class of securities)

                                    903070100
                                 --------------
                                 (CUSIP number)

                                 R.C.O. Hellyer
                          J O Hambro & Company Limited
                                  10 Park Place
                             London SW1A 1LP England
                               011-44-171-222-2020
 -------------------------------------------------------------------------------
 (Name, address and telephone number of person authorized to receive notices and communications)

                                  June 26, 1996
             ------------------------------------------------------
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [].

Check the following box if a fee is being paid with the statement []. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


                                                              Page 1 of 14 Pages

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                                              Page 2 of 14 Pages

                                      13D
- -------------------                                         --------------------
CUSIP No. 903070100                                         Page 3 of 14 Pages
- --------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
    J O Hambro & Company Limited
    No S.S. or IRS Identification Number
- --------------------------------------------------------------------------------
                                                                     (a)     [ ]
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (b)     [X]
- --------------------------------------------------------------------------------
3.  SEC USE ONLY

- --------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    WC
- --------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                 [ ]
    PURSUANT TO ITEM 2(d) or 2(e)
- --------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    England
- --------------------------------------------------------------------------------
                    7.        SOLE VOTING POWER
      NUMBER OF               0
       SHARES       ------------------------------------------------------------
    BENEFICIALLY    8.        SHARED VOTING POWER
      OWNED BY                1,257,500
        EACH        ------------------------------------------------------------
      REPORTING     9.        SOLE DISPOSITIVE POWER
       PERSON                 0
        WITH        ------------------------------------------------------------
                    10.       SHARED DISPOSITIVE POWER
                              1,257,500
- --------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,257,500
- --------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                   [ ]
    CERTAIN SHARES*
- --------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    7.1%
- --------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    HC, CO
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13D
- -------------------                                         --------------------
CUSIP No. 903070100                                         Page 4 of 14 Pages
- --------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
    J O Hambro Asset Management Limited
    No S.S. or IRS Identification Number
- --------------------------------------------------------------------------------
                                                                     (a)     [ ]
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (b)     [X]
- --------------------------------------------------------------------------------
3.  SEC USE ONLY

- --------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    WC
- --------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                 [ ]
    PURSUANT TO ITEM 2(d) or 2(e)
- --------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    England
- --------------------------------------------------------------------------------
                    7.        SOLE VOTING POWER
      NUMBER OF               0
       SHARES       ------------------------------------------------------------
    BENEFICIALLY    8.        SHARED VOTING POWER
      OWNED BY                1,257,500
        EACH        ------------------------------------------------------------
      REPORTING     9.        SOLE DISPOSITIVE POWER
       PERSON                 0
        WITH        ------------------------------------------------------------
                    10.       SHARED DISPOSITIVE POWER
                              1,257,500
- --------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,257,500
- --------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                   [ ]
    CERTAIN SHARES*
- --------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    7.1%
- --------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    HC, CO
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13D
- -------------------                                         --------------------
CUSIP No. 903070100                                         Page 5 of 14 Pages
- --------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
    J O Hambro & Partners Limited
    No S.S. or IRS Identification Number
- --------------------------------------------------------------------------------
                                                                     (a)     [ ]
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (b)     [X]
- --------------------------------------------------------------------------------
3.  SEC USE ONLY

- --------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    WC
- --------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                 [ ]
    PURSUANT TO ITEM 2(d) or 2(e)
- --------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    England
- --------------------------------------------------------------------------------
                    7.        SOLE VOTING POWER
      NUMBER OF               0
       SHARES       ------------------------------------------------------------
    BENEFICIALLY    8.        SHARED VOTING POWER
      OWNED BY                1,257,500
        EACH        ------------------------------------------------------------
      REPORTING     9.        SOLE DISPOSITIVE POWER
       PERSON                 0
        WITH        ------------------------------------------------------------
                    10.       SHARED DISPOSITIVE POWER
                              1,257,500
- --------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,257,500
- --------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                   [ ]
    CERTAIN SHARES*
- --------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    7.1%
- --------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    IA, CO
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13D
- -------------------                                         --------------------
CUSIP No. 903070100                                         Page 6 of 14 Pages
- --------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
    Christopher Harwood Bernard Mills
    No S.S. or IRS Identification Number
- --------------------------------------------------------------------------------
                                                                     (a)     [ ]
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (b)     [X]
- --------------------------------------------------------------------------------
3.  SEC USE ONLY

- --------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    WC
- --------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                 [ ]
    PURSUANT TO ITEM 2(d) or 2(e)
- --------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    England
- --------------------------------------------------------------------------------
                    7.        SOLE VOTING POWER
      NUMBER OF               0
       SHARES       ------------------------------------------------------------
    BENEFICIALLY    8.        SHARED VOTING POWER
      OWNED BY                1,257,500
        EACH        ------------------------------------------------------------
      REPORTING     9.        SOLE DISPOSITIVE POWER
       PERSON                 0
        WITH        ------------------------------------------------------------
                    10.       SHARED DISPOSITIVE POWER
                              1,257,500
- --------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,257,500
- --------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                   [ ]
    CERTAIN SHARES*
- --------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    7.1%
- --------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    IN
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13D
- -------------------                                         --------------------
CUSIP No. 903070100                                         Page 7 of 14 Pages
- --------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
    Growth Financial Services Limited
   (formerly named Growth Investment Management Limited)
    No S.S. or IRS Identification Number
- --------------------------------------------------------------------------------
                                                                     (a)     [ ]
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (b)     [X]
- --------------------------------------------------------------------------------
3.  SEC USE ONLY

- --------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    WC
- --------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                 [ ]
    PURSUANT TO ITEM 2(d) or 2(e)
- --------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    England
- --------------------------------------------------------------------------------
                    7.        SOLE VOTING POWER
      NUMBER OF               0
       SHARES       ------------------------------------------------------------
    BENEFICIALLY    8.        SHARED VOTING POWER
      OWNED BY                600,000
        EACH        ------------------------------------------------------------
      REPORTING     9.        SOLE DISPOSITIVE POWER
       PERSON                 0
        WITH        ------------------------------------------------------------
                    10.       SHARED DISPOSITIVE POWER
                              600,000
- --------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    600,000
- --------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                   [ ]
    CERTAIN SHARES*
- --------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    3.4%
- --------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    CO
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13D
- -------------------                                         --------------------
CUSIP No. 903070100                                         Page 8 of 14 Pages
- --------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
    North Atlantic Smaller Companies Investment Trust plc
    (formerly named Consolidated Venture Trust plc)
    No S.S. or IRS Identification Number
- --------------------------------------------------------------------------------
                                                                     (a)     [ ]
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (b)     [X]
- --------------------------------------------------------------------------------
3.  SEC USE ONLY

- --------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    WC
- --------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                 [ ]
    PURSUANT TO ITEM 2(d) or 2(e)
- --------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    England
- --------------------------------------------------------------------------------
                    7.        SOLE VOTING POWER
      NUMBER OF               0
       SHARES       ------------------------------------------------------------
    BENEFICIALLY    8.        SHARED VOTING POWER
      OWNED BY                600,000
        EACH        ------------------------------------------------------------
      REPORTING     9.        SOLE DISPOSITIVE POWER
       PERSON                 0
        WITH        ------------------------------------------------------------
                    10.       SHARED DISPOSITIVE POWER
                              600,000
- --------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    600,000
- --------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                   [ ]
    CERTAIN SHARES*
- --------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    3.4%
- --------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    IV, CO
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13D
- -------------------                                         --------------------
CUSIP No. 903070100                                         Page 9 of 14 Pages
- --------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
    American Opportunity Trust plc
    (formerly named Leveraged Opportunity Trust plc)
    No S.S. or IRS Identification Number
- --------------------------------------------------------------------------------
                                                                     (a)     [ ]
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (b)     [X]
- --------------------------------------------------------------------------------
3.  SEC USE ONLY

- --------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    WC
- --------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                 [ ]
    PURSUANT TO ITEM 2(d) or 2(e)
- --------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    England
- --------------------------------------------------------------------------------
                    7.        SOLE VOTING POWER
      NUMBER OF               0
       SHARES       ------------------------------------------------------------
    BENEFICIALLY    8.        SHARED VOTING POWER
      OWNED BY                250,000
        EACH        ------------------------------------------------------------
      REPORTING     9.        SOLE DISPOSITIVE POWER
       PERSON                 0
        WITH        ------------------------------------------------------------
                    10.       SHARED DISPOSITIVE POWER
                              250,000
- --------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    250,000
- --------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                   [ ]
    CERTAIN SHARES*
- --------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    1.4%
- --------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    IV, CO
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13D
- -------------------                                         --------------------
CUSIP No. 903070100                                         Page 10 of 14 Pages
- --------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
    Oryx International Growth Fund Limited
    No S.S. or IRS Identification Number
- --------------------------------------------------------------------------------
                                                                     (a)     [ ]
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (b)     [X]
- --------------------------------------------------------------------------------
3.  SEC USE ONLY

- --------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    WC
- --------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                 [ ]
    PURSUANT TO ITEM 2(d) or 2(e)
- --------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Guernsey (Channel Islands)
- --------------------------------------------------------------------------------
                    7.        SOLE VOTING POWER
      NUMBER OF               0
       SHARES       ------------------------------------------------------------
    BENEFICIALLY    8.        SHARED VOTING POWER
      OWNED BY                300,000
        EACH        ------------------------------------------------------------
      REPORTING     9.        SOLE DISPOSITIVE POWER
       PERSON                 0
        WITH        ------------------------------------------------------------
                    10.       SHARED DISPOSITIVE POWER
                              300,000
- --------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    300,000
- --------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                   [ ]
    CERTAIN SHARES*
- --------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    1.7%
- --------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    IV, CO
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13D
- -------------------                                         --------------------
CUSIP No. 903070100                                         Page 11 of 14 Pages
- --------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
    Consulta (Channel Islands) Limited
    No S.S. or IRS Identification Number
- --------------------------------------------------------------------------------
                                                                     (a)     [ ]
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (b)     [X]
- --------------------------------------------------------------------------------
3.  SEC USE ONLY

- --------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    WC
- --------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                 [ ]
    PURSUANT TO ITEM 2(d) or 2(e)
- --------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Guernsey (Channel Islands)
- --------------------------------------------------------------------------------
                    7.        SOLE VOTING POWER
      NUMBER OF               0
       SHARES       ------------------------------------------------------------
    BENEFICIALLY    8.        SHARED VOTING POWER
      OWNED BY                300,000
        EACH        ------------------------------------------------------------
      REPORTING     9.        SOLE DISPOSITIVE POWER
       PERSON                 0
        WITH        ------------------------------------------------------------
                    10.       SHARED DISPOSITIVE POWER
                              300,000
- --------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    300,000
- --------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                   [ ]
    CERTAIN SHARES*
- --------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    1.7%
- --------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    IA, CO
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               AMENDMENT NO. 2 TO
                            STATEMENT ON SCHEDULE 13D

         This Amendment No. 2 to Statement on Schedule 13D (the "Amendment No. 2") amends Items 3 and 5 of the Amendment No. 1 to Statement on Schedule 13D (the "Amendment No. 1") filed on July 3, 1996 with the Securities and Exchange Commission by the Filing Parties.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         No change except that Item 3 is replaced with the following:

         The amount of funds used to date to acquire the Shares is approximately $9,558,956.80 (exclusive of brokerage fees and commissions).

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         No change except that Items 5(a-c) are replaced with the following:

         5(a-b) The aggregate number and percentage of the outstanding Common Stock of the Company beneficially owned by each of the Filing Parties are as follows:

                                                                Number of         Number of
                                             Number of          Shares:           Shares: Sole
                            Aggregate        Shares: Sole       Shared            or Shared
Filing                      Number of        Power to           Power to          Power to            Approximate
Party                       Shares:          Vote               Vote              Dispose             Percentage*
- ------                      ---------        ------------       ----------        -------------       -----------

J O Hambro                  1,257,500                  0         1,257,500           1,257,500              7.1%
& Company

J O Hambro Asset            1,257,500                  0         1,257,500           1,257,500              7.1%
Management

J O Hambro                  1,257,500                  0         1,257,500           1,257,500              7.1%
& Partners

Christopher H.B.            1,257,500                  0         1,257,500           1,257,500              7.1%
Mills

GFS                           600,000                  0           600,000             600,000              3.4%

NASCIT                        600,000                  0           600,000             600,000              3.4%

American                      250,000                  0           250,000             250,000              1.4%
Opportunity Trust

Oryx                          300,000                  0           300,000             300,000              1.7%

Consulta                      300,000                  0           300,000             300,000              1.7%

- -------------
  * Based on 17,808,981 shares of Common Stock outstanding as of May 7, 1996, which is based on information reported in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996.

  5(c). Since the filing of the initial statement on Schedule 13D on May 10, 1996, the Filing Parties have effected the transactions in the Common Stock set forth in the following table:

                                                        Price per
                                              No. of    Share
Date          Filing Party                    Shares    (US$)     Broker
- ----          ------------                    ------    -----     ------

03-June-96    NASCIT                          46,600    9.125     Wheat First
04-June-96    NASCIT                           4,000    9.125     Wheat First
06-June-96    NASCIT                           4,400    9.125     Wheat First
07-June-96    NASCIT                           5,000    9.000     Wheat First
10-June-96    J O Hambro & Partners
              (on behalf of Mishal Kanoo)      3,500    9.000     First Marathon
10-June-96    Oryx                             9,900    9.000     Wheat First
11-June-96    Oryx                             5,900    9.000     Wheat First
13-June-96    Oryx                             9,600    9.000     Wheat First
14-June-96    Oryx                             7,700    9.000     Wheat First
17-June-96    Oryx                            11,100    9.000     Wheat First
18-June-96    Oryx                             5,800    9.000     Wheat First
20-June-96    NASCIT                          32,800    8.500     South Coast
21-June-96    NASCIT                          11,200    8.500     South Coast
25-June-96    NASCIT                          22,800    8.500     South Coast
26-June-96    NASCIT                          56,700    8.4649    South Coast
27-June-96    NASCIT                           7,900    8.500     South Coast

         All of the above transactions were effected in the open market and were purchases.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  July 8, 1996             J O HAMBRO & PARTNERS LIMITED


                                 By:        /s/  R C O  Hellyer
                                            -------------------
                                 Name:      R C O Hellyer
                                 Title:     Director

                                 Executed on behalf of the parties hereto pursuant to the previously filed Joint Filing Agreement.